Exhibit 99.1

2020 Calamos Court Naperville, IL 60563-2787 www.calamos.com

News Release
FOR IMMEDIATE RELEASE
Contact:
Jennifer McGuffin
Calamos Advisors LLC
Direct: 630.245.1780
Fax : 630.245.6840
jmcguffin@calamos.com
Calamos Investments Statement on ARPS Demand Letters and Lawsuit
Naperville, Illinois, July 23, 2010 — Calamos Investments announced that each of Calamos Convertible Opportunities and Income Fund (NYSE: CHI), Calamos Strategic Total Return Fund (NYSE: CSQ) and Calamos Convertible and High Income Fund (NYSE: CHY) received a demand letter, dated May 21, 2010, May 21, 2010 and June 25, 2010, respectively, from a law firm on behalf of certain persons described as common shareholders of each respective Fund. The demand letters allege that Calamos Advisors LLC, and the Trustees and officers of the Funds breached their fiduciary duty to the Funds and their respective common shareholders in connection with redemption by the Funds of their auction rate preferred securities following the collapse of auction markets in February 2008. The letters demand that the Boards of Trustees of the Funds take certain action to remedy those alleged breaches. The Boards have informed Calamos that they have established special advisory committees made up of disinterested and independent trustees to consider the demands being made and that the committees will report their findings to the Boards in due course, at which time the Boards will respond to the letters.
In addition, a law firm has filed a purported class action lawsuit on behalf of a putative common shareholder of CHI, alleging breach of fiduciary duty, aiding and abetting breach of fiduciary duty and unjust enrichment in connection with the redemption of auction rate preferred securities by CHI. The named defendants include CHI itself, the current and certain former trustees of CHI, Calamos Advisors LLC and Calamos Asset Management, Inc. Calamos Advisors LLC and Calamos Asset Management believe that the lawsuit is without merit and intend to defend themselves vigorously against these charges.
About Calamos
Calamos Investments is a globally diversified investment firm offering equity, fixed-income, convertible and alternative investment strategies, among others. The firm serves institutions and individuals around the world via separately managed accounts and a family of open-end and closed- end funds, providing a risk-managed approach to capital appreciation and income-producing strategies. For more information, visit www.calamos.com.
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